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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
 Barbeques Galore Limited:

   We consent to the incorporation by reference in the Registration Statement (No. 333-46529) on Form S-8 of Barbeques Galore Limited of our report dated March 10, 2000 relating to the consolidated balance sheets of Barbeques Galore Limited and subsidiaries as of January 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended January 31, 2000, 1999 and 1998, which report appears in the January 31, 2000 annual report on Form 20-F of Barbeques Galore Limited.

/s/ KPMG
KPMG
April 10, 2000
Sydney, Australia